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                                                                  Exhibit 99.1

         E-NET, INC. AND IXC COMMUNICATIONS SIGN ENCOMPASSING AGREEMENT

                   TO PROVIDE VOICE OVER IP TELEPHONY SERVICE

    --THE TWO COMPANIES ARE POSITIONED TO BE MAJOR COMPETITOR TO NET2PHONE--

            --IXC OBTAINS RIGHTS TO MAKE EQUITY INVESTMENT IN E-NET-


GERMANTOWN, MD, September 15, 1999 - e-Net, Inc. (Nasdaq: ETEL) and IXC Communications, Inc. (Nasdaq: IIXC) have signed a definitive agreement to jointly develop and market the Internet Telephony services of e-Net's wholly owned subsidiary, ZeroPlus.com, Inc., to consumers and businesses around the world.

Under the terms of the two-year agreement, IXC will provide access to its 13,000-mile fiber optic Gemini2000 network, network support, co-location facilities, as well as marketing and sales support. ZeroPlus.com will provide the software and Voice over IP expertise to integrate PC-to-Phone calling from the current software and develop fee-based enhanced services such as call forwarding, voicemail, and unified messaging, all of which are anticipated to be revenue-generating opportunities.

The agreement also allows IXC to acquire new common shares that e-Net might issue to them at a 25% premium over the closing price when exercised, with a minimum purchase price of $3.75 and a maximum purchase price of $7.50, and to acquire up to just under 20% of e-Net's outstanding shares. The number of e-Net shares that may be acquired by IXC will depend on a number of factors that will exist at the time IXC decides to exercise its rights, which expire February 1, 2000.

"The Internet Telephony market is now scaling up rapidly to a global market that will not be captured by a single company," said Robert Veschi, President and CEO of e-Net, Inc. "Net2Phone (Nasdaq: NTOP), a spin-off of IDT Corporation (Nasdaq:
IDTC), has taken the early lead in this very large potential market. With a partner like IXC, we believe we now have the resources and credibility to be a very effective competitor. We have a tremendous fiber optic network, a large sales force to develop our distribution relationships, and our two companies will work together to promote ZeroPlus.com. We are looking forward to obtaining a significant growth in membership."


    --BUILDING A VOICE OVER IP NETWORK FOR HIGH-QUALITY INTERNET TELEPHONY--

IXC's Gemini2000 network, introduced in December 1998, is the first coast-to-coast, next generation Internet backbone to carry both commercial and research community traffic. The OC-48 network was designed to eliminate Internet congestion by offering high-speed communications that are 20 times faster than today's Internet. Its unique architecture ensures Quality of Service (QoS) and unparalleled performance. The network's technology is supported by Cisco Systems (Nasdaq: CSCO), Newbridge Networks (NYSE: NN), and Nortel Networks (NYSE: NT).



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Continued Mr. Veschi, "We anticipate that the Gemini2000 network will enable us to provide very high voice quality to our ZeroPlus.com users. Few Internet Telephony providers can claim their network has the bandwidth of the IXC network. As competition increases, consumers are expected to demand high quality from their Internet Telephony provider. By routing calls off the traditional Internet and onto IXC's network, we believe our Quality of Service will be difficult to match."


              --OFFERING INTERNET PORTALS A SERVICE AND BANDWIDTH--

As part of today's agreement, IXC's and ZeroPlus.com's sales forces will jointly target relationships with major Internet portals. IXC currently maintains a nationwide sales force who will seek distribution agreements with Internet Service Providers and major websites for ZeroPlus.com. IXC's sales force will also be able to offer websites the opportunity to peer with IXC's high-speed network, which will not only further improve the quality of ZeroPlus.com's service, but also will improve the performance of a company's website.

Mr. Veschi said, "By combining the IXC and ZeroPlus.com sales forces, we will be able to aggressively seek new online distribution relationships. We are also positioned to provide portals a unique offering of an innovative Internet Telephony service, along with competitively priced, high-quality bandwidth. This combination makes the complete offering very attractive to a potential website."


                   --AN OPPORTUNITY FOR SIGNIFICANT REVENUE--

"Ultimately, Internet protocols will carry virtually all voice traffic and make phone companies as we know them today, obsolete. To persuade consumers to defect from traditional phone carriers, however, Internet telephony must provide comparable quality of service and ease of use as well as compelling economies," said Mark Winther, group vice president of Worldwide Telecommunications at International Data Corporation. "By providing consumers with an incredibly economical technology that is simple to use, and delivered via IXC's high quality Gemini backbone, ZeroPlus.com presents a very attractive solution for today's long distance customers and raises the bar for other Internet telephony providers."

"We are sitting at the crest of the Internet Telephony wave," continued Mr. Veschi. "There has been renewed interest in the technology, and the world recognizes that Voice over IP is the most efficient and cost-effective way to deliver quality phone service. In addition, there have been recent long distance rate reductions by AT&T (NYSE: T), Sprint (NYSE: FON) and MCI Worldcom (Nasdaq:
WCOM). We think these price reductions are being introduced, at least in part, in anticipation of the emerging competition arising from this new technology. Thus, not only do we believe that ZeroPlus.com will be a major competitor to Net2Phone, but we will also offer the quality and low-cost service to be a serious competition to these giants."

Under the terms of the agreement, IXC Communications and ZeroPlus.com will jointly develop the necessary components of the Voice over IP solution, and will share in the revenue from the strategic alliance.

Dominick DeAngelo, Senior Vice President, product management and marketing for IXC Communications, stated, "The powerful combination of Gemini2000's unique architecture and ZeroPlus.com's innovative service brings together technologies that enable us to establish the


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phone network of the future. We believe the partnership has significant revenue potential and we are extremely excited about this business opportunity."


                                 --ABOUT E-NET--

e-Net, Inc. is a recognized leader in developing hardware and software technology that allows voice to be transmitted over data networks, including the Internet, IP, ATM, or Frame Relay. e-Net's suite of products is designed to allow Internet Service Providers, CLECs, and Cable TV operators to offer competitive long distance service over their data networks. By integrating hardware, software, and billing solutions, e-Net is able to offer customers a complete Voice over Internet Protocol (VoIP) solution. The company has received numerous awards for its technology, including: Product of the Year from CTI Magazine, Best of LAN TIMES, COMPUTER TELEPHONY Product of the Year and COMNEWS' Editor's Choice. For more information about e-Net, visit the company's Web site at www.datatelephony.com or call e-Net at 301-601-8700.

Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation reform Act of 1995. The words "estimate," "project," "intend," "expect," "believe," and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties. For additional information regarding these and other risks and uncertainties associated with the Company's business, reference is made to the Company's reports filed from time to time with the Securities and Exchange Commission.